Investor Relations Contact:	EXHIBIT 99.1
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS

SAN JOSE, CA, JULY 15, 2009-- Xilinx, Inc. (Nasdaq: XLNX) today announced first quarter fiscal 2010 sales of $376.2 million, down 5% sequentially and down 23% from the first quarter of the prior fiscal year. First quarter net income was $38.0 million, or $0.14 per diluted share, including previously announced pre-tax restructuring charges totaling $15.8 million, and the reversal of $8.7 million of interest income previously accrued on the tax prepayment as a result of the recent adverse court case ruling. Collectively, these items represented approximately $0.07 per diluted share after tax.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.14 per outstanding share of common stock, payable on August 26, 2009 to all stockholders of record at the close of business on August 5, 2009.

Additional first quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)
				Growth Rates
	Q1	Q4	Q1
	FY 2010	FY 2009 (1)	FY 2009 (1)	Q-T-Q	Y-T-Y
Net revenues	$376.2	$395.0	$488.2	-5%	-23%
Operating income	$57.4	$78.3	$107.0	-27%	-46%
Net income	$38.0	$69.6	$86.3	-45%	-56%
Diluted earnings per share	$0.14	$0.25	$0.31	-44%	-55%

(1)	As adjusted due to the adoption of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

“Sales growth was impacted in the June quarter by supply constraints primarily relating to certain Virtex®-5 devices in high demand,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “We reduced SG&A and R&D expenses by more than 5% sequentially and generated $128 million of operating cash flow. At the same time, we remain committed to our ongoing investment in next generation FPGA development, which we expect to drive future growth opportunities.”

During the June quarter, sales from Asia Pacific increased 2% sequentially to represent a record 37% of total sales. This was up from 35% of sales in the prior quarter, and up from 32% of total sales in the same quarter a year ago. Sales from all other geographies declined sequentially during the quarter.

Net Revenues by Geography:
	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2010	FY 2009	FY 2009	Q-T-Q	Y-T-Y
North America	35%	35%	35%	-6%	-25%
Asia Pacific	37%	35%	32%	2%	-10%
Europe	20%	22%	23%	-13%	-32%
Japan	8%	8%	10%	-4%	-36%

Net Revenues by End Market:
	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2010	FY 2009	FY 2009	Q-T-Q	Y-T-Y
Communications	49%	47%	42%	-2%	-10%
Industrial & Other	31%	32%	33%	-6%	-28%
Consumer & Automotive	14%	14%	16%	-5%	-35%
Data Processing	6%	7%	9%	-19%	-44%

Net Revenues by Product:

Note: The product categories represented below have been modified to make categories more meaningful given new product introductions and maturing of products. For comparative purposes, we have provided supplemental information on our website at www.investor.xilinx.com that presents results based on previous category classifications.

	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2010	FY 2009	FY 2009	Q-T-Q	Y-T-Y
New	25%	23%	12%	3%	60%
Mainstream	36%	36%	39%	-6%	-30%
Base	34%	36%	43%	-8%	-39%
Support	5%	5%	6%	-6%	-28%

Products are classified as follows:

New Products: Virtex-6, Virtex-5, Spartan®-6, Spartan-3A and Spartan-3E product families
Mainstream Products: Virtex-4, Spartan-3, Spartan-II and CoolRunner™-II product families
Base Products: Virtex, Virtex-E, Virtex-II, Spartan, XC4000, CoolRunner and XC9500 product families
Support Products: Configuration products, HardWire, Software & Support/Services

Key Statistics:
(Dollars in millions)
	Q1	Q4	Q1
	FY 2010	FY 2009	FY 2009
Annual Return on Equity (%)*	8	18	18
Operating Cash Flow	$128	$61	$158
Depreciation Expense	$13	$13	$15
Capital Expenditures	$5	$6	$10
Combined Inventory Days	78	90	93
Revenue Turns (%)	57	66	59

     *     Return on equity calculation: Annualized net income/average stockholders’ equity

Highlights –First Quarter Fiscal 2010

  During the June quarter, Xilinx released the Xilinx Base Targeted Design Platform aimed at accelerating the development of system-on-chip solutions with Xilinx Virtex-6 and Spartan-6 FPGAs. This design platform combines the 11.2 release of the ISE® Design Suite, with an expanded intellectual property portfolio and pre-verified reference designs enabling design teams to dramatically reduce development cycles and focus engineering resources on creating greater product differentiation.

  Xilinx introduced the Xilinx Virtex-5Q family for the Aerospace and Defense (A&D) industry. Virtex-5Q FPGAs leverage the proven Virtex-5 family architecture to deliver higher speeds, greater capacity and lower dynamic power consumption on average over previous generations. Xilinx is the leading programmable logic provider to the A&D market with over twice the market share of its nearest competitor serving myriad applications including secure communications, avionics, military and satellite communications.

Business Outlook – September Quarter Fiscal 2010

  Sales are expected to be up approximately 2% to 6% sequentially.

  Gross margin is expected to be approximately 61%.

  Operating expenses are expected to be approximately flat including $5 million in charges relating to restructuring activity announced on April 15, 2009.

  Interest and other is expected to be a net expense of approximately $3 million.

  Fully diluted share count is expected to be approximately 278 million, flat with the prior quarter.

  September quarter tax rate is expected to be approximately 16%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the quarter's results and management's outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (800) 642-1687 and referencing confirmation code 16517886. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of the Company to generate cost and operating expense savings in an efficient and timely fashion, the ability of our customers to manage their inventories, a high dependence on turns business, the ability of our foundry suppliers to deliver sufficient wafer volumes in a timely manner, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com. Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

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XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended
	June 27,	March 28,	June 28,
	2009	2009*	2008*
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$376,235	$395,014	$488,246
Cost of revenues	143,822	149,907	176,506
Gross margin	232,413	245,107	311,740
Operating expenses:
Research and development	83,233	88,190	90,734
Selling, general and administrative	73,556	77,652	93,004
Amortization of acquisition-related intangibles	2,493	1,006	1,425
Restructuring charges	15,771	-	19,536
Total operating expenses	175,053	166,848	204,699

Operating income	57,360	78,259	107,041
Gain on early extinguishment of convertible debentures	-	16,742	-
Impairment loss on investments	-	(967)	(4,621)
Interest and other income (expense), net	(10,910)	(2,373)	4,478
Income before income taxes	46,450	91,661	106,898
Provision for income taxes	8,444	22,017	20,643
Net income	$38,006	$69,644	$86,255

Net income per common share:
Basic	$0.14	$0.25	$0.31
Diluted	$0.14	$0.25	$0.31

Cash dividends declared per common share	$0.14	$0.14	$0.14

Shares used in per share calculations:
Basic	275,523	274,689	278,165
Diluted	276,258	274,881	280,881

      *      As adjusted for the adoption of FSP APB 14-1.

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 27,	March 28,
	2009	2009*
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,424,547	$1,324,933
Accounts receivable, net	195,929	216,390
Inventories	101,166	119,832
Deferred tax assets and other current assets	111,548	91,313
Total current assets	1,833,190	1,752,468
Net property, plant and equipment	379,612	387,907
Long-term investments	350,053	347,787
Other assets	282,325	323,739
Total Assets	$2,845,180	$2,811,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$195,582	$170,702
Deferred income on shipments to distributors	49,732	62,364
Total current liabilities	245,314	233,066
Convertible debentures	352,333	352,110
Deferred tax liabilities	196,955	196,189
Other long-term liabilities	138,500	81,776
Stockholders' equity	1,912,078	1,948,760
Total Liabilities and Stockholders' Equity	$2,845,180	$2,811,901

*	Derived from audited financial statements and adjusted for adoption of FSP APB 14-1.

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)

	Three Months Ended
	June 27,	March 28,	June 28,
	2009	2009*	2008*
	(Unaudited)	(Unaudited)	(Unaudited)
SELECTED CASH FLOW INFORMATION:
Depreciation	$13,009	$13,465	$15,420
Amortization	4,792	3,261	4,175
Stock-based compensation	13,729	13,321	14,423
Net cash provided by operating activities	128,475	60,854	158,497
Purchases of property, plant and equipment	(4,714)	(6,398)	(9,873)
Payment of dividends to stockholders	(38,574)	(38,552)	(38,928)
Repurchases of common stock	-	-	(150,000)
Repurchases of convertible debentures	-	(46,858)	-
Proceeds from issuance of common stock to employees and excess tax benefit	2,436	20,259	31,531

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,115	$1,375	$1,582
Research and development	5,996	6,373	6,354
Selling, general and administrative	5,673	5,573	6,228
Restructuring charges	945	-	259

*      As adjusted for the adoption of FSP APB 14-1.